Exhibit 10.4

Execution Version

SPECTRUM AGREEMENT

by and among

TERRESTAR CORPORATION,

TERRESTAR NETWORKS, INC.,

AND

ECHOSTAR CORPORATION

SPECTRUM AGREEMENT

This SPECTRUM AGREEMENT, dated as of February 5, 2008 (this “Spectrum Agreement”), is by and among TERRESTAR CORPORATION, a Delaware corporation (“TerreStar Parent”), TERRESTAR NETWORKS, INC. (“TerreStar”), a Delaware corporation and ECHOSTAR CORPORATION, a Nevada corporation (“EchoStar”).

WHEREAS, TerreStar Parent, TerreStar and EchoStar desire to participate in a joint venture (the “JV”), to which EchoStar will contribute certain 1.4 GHz band licenses (the “EchoStar Spectrum”) in exchange for a convertible preferred interest in the JV;

WHEREAS, the TerreStar Parent, Harbinger Capital Partners Master Fund I, Ltd. (“Harbinger Master”) and Harbinger Capital Partners Special Situations Fund, L.P. (“Harbinger Special”, and collectively with Harbinger Master, the “Harbinger Funds”) have entered into a spectrum contribution agreement, pursuant to which the Harbinger Funds have assigned their rights and interest in certain 1.4 GHz band licenses (the “Harbinger Spectrum”) to TerreStar Parent (the “Harbinger Spectrum Contribution Agreement”);

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Specific Definitions. As used in this Spectrum Agreement, and unless the context requires a different meaning, the terms defined in Exhibit A have the meanings specified or referred to therein.

Section 1.02 Other Terms. Other terms defined elsewhere in the text of this Agreement shall, unless otherwise indicated, have the meaning indicated throughout this Agreement. Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to such terms in the Master Investment Agreement.

ARTICLE II

JOINT VENTURE

Section 2.01 Formation of Joint Venture. TerreStar Parent shall become a common interest member in Port L.L.C. (“Port”), a limited liability company to which EchoStar shall have assigned, conveyed, transferred and delivered, all of its right, title, interest and obligations, legal and equitable, in, to and of the EchoStar Spectrum, free and clear of all liens and encumbrances (the “Spectrum Contribution”). The limited liability agreement will be substantially in the form attached hereto as Exhibit B (the “LLC Agreement”).

Section 2.02 JV Interest. (a) EchoStar’s existing indirect membership interest in Port shall become a convertible preferred interest with a value equal to the Fair Market Value; and

(b) TerreStar Parent shall receive a common interest in Port with a value equal to the amount of capital contributed in cash by TerreStar Parent which will equal the amounts payable by Port in respect of management services performed by EchoStar and contemplated by Section 2.07, provided that such contribution and the related common interest shall not exceed 2% of the outstanding value of EchoStar’s convertible preferred interest in Port.

Section 2.03 Spectrum Lease.

(a) TerreStar Parent, TerreStar Networks, EchoStar and the JV shall use all commercially reasonable efforts to enter into a lease agreement (the “Initial Lease”) within 15 days of the closing date specified in the Master Investment Agreement subject to TerreStar Parent’s reasonable satisfaction with regard to the accounting treatment of the Initial Lease. The Initial Lease may be subject to any required FCC approvals or notifications, provided that the parties will use all commercially reasonable efforts to obtain or make such approvals or notifications as promptly as practicable. The Initial Lease shall be in the form as mutually agreed between EchoStar and TerreStar Networks (each acting reasonably) and in substantially the form attached hereto as Exhibit C and which will substantially reflect the rights and obligations of the licensee and Spectrum Lessee under a long-term de facto transfer lease as set out in 47 CFR § 1.9030.

(b) Pursuant to the Initial Lease TerreStar Networks will (i) lease the EchoStar Spectrum from Port for annual payments of $26,500,000, payable on February 1 in each year during the nine-year term of the lease, with the initial payment due February 1, 2009 and (ii) be entitled at its election at the end of lease term to purchase from Port the EchoStar Spectrum for a single cash payment of $82,856,750. If TerreStar Networks elects to exercise the purchase option at the end of the lease term, Port will sell, transfer and convey all of its right, title and interest in the EchoStar Spectrum free and clear of any liens or encumbrances. If TerreStar Parent, TerreStar Networks, EchoStar and Port do not enter into the Initial Lease within 30 days of the closing date specified in the Master Investment Agreement, TerreStar Parent will be deemed to have made the election set forth in Section 2.04(b), subject to the conditions set forth herein. If TerreStar Parent elects to effect one of the Option Transactions and the conditions to TerreStar Parent’s obligations to complete such Option Transaction are not met for any reason that is not caused by TerreStar Parent and that occurs despite TerreStar Parent’s good faith, reasonable best efforts to achieve completion of such Option Transaction, TerreStar Parent may terminate the Initial Lease by written notice to EchoStar and Port.

Section 2.04 Option Transactions. On or prior to July 23, 2008, TerreStar Parent may elect to effect one of the following transactions (the “Option Transactions”):

(a) TerreStar Parent may elect to contribute the Harbinger Spectrum to the JV and increase TerreStar Parent’s ownership interest in the JV such that each of TerreStar Parent and EchoStar hold 50% ownership interests in the JV, provided that in connection with the contribution,

(i) TerreStar Networks or TerreStar Parent shall enter into a lease agreement with the JV or amend the Initial Lease under which TerreStar Networks or

TerreStar Parent would lease the Harbinger Spectrum as well as the EchoStar Spectrum on terms substantially the same as those under the Initial Lease; and

(ii) on the date of such contribution, EchoStar and TerreStar Parent shall enter into an amended and restated limited liability company agreement to set forth commercially reasonable governance terms to be agreed between them in good faith, reflecting the revised ownership structure; or

(b) TerreStar Parent may, subject to the terms and conditions set forth herein, elect to acquire EchoStar’s convertible preferred interest in the JV and indirectly acquire 100% ownership of the EchoStar Spectrum; in connection with such acquisition: (i) TerreStar Parent would acquire the special purpose corporate entity owned by EchoStar which will hold EchoStar’s JV interest and (ii) TerreStar Parent would issue to EchoStar or its designee 30,000,000 shares of common stock, par value $.01 per share, of TerreStar Parent (the “TerreStar Parent Shares”).

Section 2.05 No Interference. EchoStar shall cause its nominees to the board of directors of TerreStar Parent to recuse themselves from any consideration or deliberation by TerreStar Parent as to (i) whether to elect an Option Transaction and (ii) which Option Transaction, if any, to elect. EchoStar shall not seek to apply any rights it may have under the terms of the Purchased Securities (as defined in the Master Investment Agreement) to cause TerreStar Parent to make, or prevent TerreStar Parent from making, any such election.

Section 2.06 Tax-Free Transaction. In the event TerreStar Parent elects to effect the Option Transaction set forth in Section 2.04(b), TerreStar shall provide reasonable cooperation to EchoStar at EchoStar’s reasonable request to assist EchoStar in completing such Option Transaction in a manner that would qualify as a tax-free reorganization for U.S. federal income tax purposes.

Section 2.07 Management Services. As part of the joint venture arrangement contemplated by Section 2.01 and Section 2.02, EchoStar and TerreStar Parent shall use commercially reasonable efforts to agree to a management services agreement under which EchoStar and certain of its affiliates would provide management services and assistance to the JV in connection with developing infrastructure for the EchoStar Spectrum (including its potential use with the Harbinger Spectrum) and as well as services and assistance in connection with the JV and TerreStar Network’s commercial arrangements with satellite vendors, and in connection with satellite construction and other items relating to the development of business opportunities.

ARTICLE III

REGISTRATION RIGHTS

Section 3.01 Registration Rights Agreement. Upon the closing of the JV Agreement, TerreStar Parent, EchoStar and certain third-parties shall enter into a registration rights agreement (the “Registration Rights Agreement”), pursuant to which TerreStar Parent agrees to cause a shelf registration statement to be declared effective or otherwise made available to cover the TerreStar Parent Shares and to cause such shelf registration statement to remain effective until the date when all the TerreStar Parent Shares have been sold pursuant to such shelf registration statement. EchoStar and TerreStar Parent agree that in order to coordinate TerreStar Parent’s obligations in respect of registration rights granted to various parties, the shelf registration statement may also include (i) the Purchased Securities (as defined in the Harbinger Spectrum Contribution Agreement) issued upon the contribution of the Harbinger Spectrum pursuant to the Harbinger Spectrum Contribution Agreement; and (ii) the shares of TerreStar Parent common stock issuable upon exchange of the Purchased Securities (as defined in the Harbinger Spectrum Contribution Agreement).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF TERRESTAR PARENT AND

TERRESTAR NETWORKS

TerreStar Parent and TerreStar Networks hereby make to EchoStar as of the date hereof the respective representations and warranties of TerreStar Parent and TerreStar Networks contained in Article III of the Master Investment Agreement, each of which is hereby incorporated herein by reference, and TerreStar Parent and TerreStar Networks further represent and warrant to EchoStar, as of the date hereof that:

(a) TerreStar Networks is an FCC licensee, and/or controls an FCC licensee when its license was granted.

(b) TerreStar Networks is not the subject of an FCC investigation or Order to Show Cause that, based on FCC precedent, entails a material risk of a resulting license cancellation or revocation or is not in “red light status” under applicable FCC rules.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF ECHOSTAR

EchoStar represents and warrants to TerreStar Parent that, as of the date hereof:

Section 5.01 Authorization. EchoStar has full power and authority to enter into this Spectrum Agreement. This Spectrum Agreement constitutes a valid and legally binding obligation of EchoStar, enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of a specific performance, injunctive relief, or other equitable remedies.

Section 5.02 No Conflicts. The execution, delivery and performance by EchoStar of this Spectrum Agreement and compliance by EchoStar with the terms and provisions hereof, do not and will not constitute a breach of, or a default under, the Organizational Documents of EchoStar, or any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease or other agreement or instrument to which EchoStar is a party or by which it may be bound or to which its properties is subject, nor will any such action result in any violation of any existing Law to which EchoStar or its property is subject.

Section 5.03 Certain Fees. No fees or commissions for which TerreStar Parent or TerreStar Networks could be liable are or will be payable by EchoStar to brokers, finders, or investment bankers with respect to the consummation of the transactions contemplated by this Agreement.

Section 5.04 EchoStar Spectrum.

(a) Compliance. EchoStar is in substantial compliance with any federal, state or local law, ordinance, code, order or governmental rule or regulation to which EchoStar is subject that is material to the EchoStar Spectrum, including rules, regulations or Orders of the FCC. EchoStar has made all required regulatory filings that are material to the EchoStar Spectrum as of the date hereof.

(b) Full Force and Effect. The EchoStar Spectrum is in full force and effect, is validly and exclusively held by an entity that is directly or indirectly wholly-owned by EchoStar and upon completion of the Spectrum Contribution will be validly and exclusively held by the JV, free and clear of any Liens. Port holds all of the rights held indirectly by EchoStar with respect to EchoStar Spectrum and Port holds no other material or significant assets or liabilities of any kind or nature, known or unknown, contingent or otherwise.

(c) No Agreements for Use. EchoStar has not made, and the JV will not make, any use of the EchoStar Spectrum, and has not made and will not make commitments to use or that would require use of the EchoStar Spectrum, or any portion thereof, including the grant of any rights to any third party to use the EchoStar Spectrum, or any portion thereof, either now or in the future, other than the lease contemplated herein or pursuant to an election contemplated by Section 2.04. The EchoStar Spectrum is not subject to any FCC waiver of otherwise applicable laws, rules or regulations.

(d) No Adverse Proceedings. There are no existing applications, petitions to deny or complaints or proceedings pending or, to EchoStar’s knowledge, threatened, before the FCC, any State Agencies or any other governmental authority or regulatory agency relating to EchoStar Spectrum (other than proceedings affecting the wireless industry generally), and EchoStar has no knowledge of facts, conditions, or incidents that may result in such actions. No governmental authority or regulatory agency has threatened to revoke, forfeit or cancel the EchoStar Spectrum, except that the FCC rules provide that such licenses will be forfeited in the event that the licensee or the spectrum lessee fails to meet the requirements of “substantial service” within each license area during the license term of the EchoStar Spectrum. There are no disputes of any kind outstanding with respect to the EchoStar Spectrum. EchoStar is not in violation or default, nor has it received any written notice of any claim of violation or default, with respect to EchoStar Spectrum, and no event has occurred with respect to the EchoStar Spectrum which permits, or after notice or lapse of time or both would permit, revocation or termination thereof or which will or could reasonably be expected to result in any violation or default or claim of violation or default with respect to the EchoStar Spectrum. To EchoStar’s knowledge, the EchoStar Spectrum will not be adversely affected by the consummation of the transactions contemplated hereby. During any lease term contemplated by Section 2.03, TerreStar Parent, as spectrum lessee, will bear all risks including the risk of non-renewal of the EchoStar Spectrum.

(e) No Litigation. There is no suit, action or other proceeding, or injunction or final judgment relating thereto, to which EchoStar is a party, or to EchoStar’s knowledge has been threatened before any court or governmental or regulatory official, body or authority relating to the EchoStar Spectrum.

(f) Consents. Other than the need for any consent required from the FCC, no consent, approval, authorization, order, registration or qualification of or with any court or arbitrator or governmental or regulatory authority is required for the contribution of the EchoStar Spectrum.

ARTICLE VI

OPTION TRANSACTION CLOSING; CONDITIONS PRECEDENT

Section 6.01 Option Transaction Closing. The closing of either Option Transaction (the “Closing”) shall occur upon the satisfaction or waiver of the conditions precedent set forth in Section 6.02 and in any event not later than July 23, 2008.

Section 6.02 Conditions Precedent to the Obligations of EchoStar. The obligations of EchoStar to consummate either Option Transaction at the Closing are subject to the satisfaction, or waiver by EchoStar, of each of the following conditions at or before the Closing:

(a) Representations and Warranties. Each of the representations and warranties of TerreStar Parent and TerreStar Networks contained herein and in the Master Investment Agreement shall be true and correct in all material respects as of the date hereof and as of the date of the Closing (the “Closing Date”) as though made on and as of such date;

(b) Performance. Each of TerreStar Parent and TerreStar Networks shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Spectrum Agreement, the Master Investment Agreement and the Purchase Money Credit Agreement to be performed, satisfied or complied with by it at or prior to each closing specified herein and therein;

(c) No Material Adverse Effect. No Material Adverse Effect shall have occurred or shall exist and be continuing;

(d) Registration Rights Agreement. TerreStar Parent shall have entered into the Registration Rights Agreement with EchoStar in substantially the form attached as Exhibit D to the Master Investment Agreement;

(e) Harbinger Spectrum Contribution Agreement. The closing under the Harbinger Spectrum Contribution Agreement shall have occurred or being occurring concurrently with the Closing.

(f) FCC Consent. All consents (including waivers) required to be obtained from the FCC with respect to Spectrum Contribution and the transactions contemplated by the JV Agreement and this Spectrum Agreement (the “FCC Consent”) shall have been obtained, free of any materially adverse conditions (other than those applicable to FCC assignments and transfers or to licenses under Part 27 of the FCC Rules generally), and such FCC Consent shall have become a Final Order; provided, however, that EchoStar may waive the requirement that the FCC Consent become a Final Order.

(g) Stockholder Approval. In the event TerreStar Parent elects to effect the Option Transaction under Section 2.04(b), Stockholder Approval shall have been obtained by TerreStar Parent.

(h) No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction that prohibits the consummation of any of the transactions contemplated by this Spectrum Agreement;

(i) HSR. The applicable waiting period under the HSR Act in connection with the consummation of the transactions contemplated by this Spectrum Agreement shall have expired or been subject to early termination.

(j) Additional Documents. On or prior to the Closing Date, TerreStar Parent and TerreStar Networks shall have furnished to EchoStar such further certificates and documents as EchoStar may reasonably request.

Section 6.03 Conditions Precedent to the Obligations of TerreStar Parent and TerreStar Networks. The obligations of TerreStar Parent and TerreStar Networks to consummate either Option Transaction are subject to the satisfaction, or waiver by TerreStar Parent and TerreStar Networks, of each of the following conditions at or before the Closing (provided, however, that TerreStar Parent and TerreStar Networks shall be entitled to invoke a condition set forth in clauses (c) or (e) below only if they shall have used good faith, reasonable best efforts to achieve satisfaction of such conditions):

(a) Representations and Warranties. Each of the representations and warranties of EchoStar contained herein shall be true and correct in all material respects as of the date hereof and as of the Closing Date as though made on and as of such date;

(b) Performance. EchoStar shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Spectrum Agreement to be performed, satisfied or complied with by it at or prior to the Closing;

(c) Harbinger Spectrum Contribution Agreement. The closing under the Harbinger Spectrum Contribution Agreement shall have occurred or shall occur concurrently with the Closing unless the failure of such closing under the Harbinger Spectrum Contribution Agreement to occur shall be due to (i) a breach or default by TerreStar Parent or TerreStar Networks under the Harbinger Spectrum Contribution Agreement, (ii) any waiver or modification of, or failure to enforce, any term of the

Harbinger Spectrum Contribution Agreement by TerreStar Parent or TerreStar Networks, or (iii) any failure of a condition to such closing to be satisfied that would reasonably have been expected to be satisfied with reasonable best efforts on the part of TerreStar Parent and TerreStar Networks to achieve satisfaction of such condition.

(d) FCC Consent. The FCC Consent shall have been obtained, free of any materially adverse conditions (other than those applicable to FCC assignments and transfers or to licenses under Part 27 of the FCC Rules generally), and such FCC Consent shall have become a Final Order; provided, however, that TerreStar Parent and TerreStar Networks may waive the requirement that the FCC Consent become a Final Order.

(e) Stockholder Approval. In the event TerreStar Parent elects to effect the Option Transaction under Section 2.04(b), Stockholder Approval shall have been obtained by TerreStar Parent.

(f) HSR. The applicable waiting period under the HSR Act in connection with the consummation of the transactions contemplated by this Spectrum Agreement shall have expired or been subject to early termination.

(g) No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction that prohibits the consummation of any of the transactions contemplated by this Spectrum Agreement.

ARTICLE VII

MISCELLANEOUS

Section 7.01 Interpretation; Severability. Article, Section, Schedule, and Exhibit references are to this Spectrum Agreement, unless otherwise specified. All references to instruments, documents, contracts, and agreements are references to such instruments, documents, contracts, and agreements as the same may be amended, supplemented, and otherwise modified from time to time, unless otherwise specified. The word “including” shall mean “including but not limited to.” Whenever any party has an obligation under this Spectrum Agreement, the expense of complying with that obligation shall be an expense of such party unless otherwise specified. If any provision of this Spectrum Agreement is held to be illegal, invalid, not binding, or unenforceable, such provision shall be fully severable and this Spectrum Agreement shall be construed and enforced as if such illegal, invalid, not binding, or unenforceable provision had never comprised a part of this Spectrum Agreement, and the remaining provisions shall remain in full force and effect.

Section 7.02 Survival. The covenants, representations and warranties of TerreStar Parent, TerreStar Networks and EchoStar contained in this Spectrum Agreement and the Associated Documents or made by or on behalf of TerreStar Parent, TerreStar Networks or EchoStar pursuant to this Spectrum Agreement and the Associated Documents or any certificate delivered pursuant hereto and thereto shall survive the execution of this Spectrum Agreement and shall remain in full force and effect, regardless of the termination of any of the Associated

Documents or any investigation made by or on behalf of TerreStar Parent, TerreStar Networks or EchoStar.

Section 7.03 Waivers; Remedies; Amendments.

(a) No Waiver; Remedies Cumulative. No failure or delay on the part of any party in exercising any right, power, or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power, or remedy preclude any other or further exercise thereof or the exercise of any right, power, or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to a party at law or in equity or otherwise.

(b) Amendments and Modifications. Except as otherwise provided herein, no amendment, waiver, consent or modification of any provision of this Spectrum Agreement shall be effective unless signed by each of the parties hereto affected by such amendment, waiver, consent or modification. Any amendment, supplement or modification of or to any provision of this Spectrum Agreement, any waiver of any provision of this Spectrum Agreement, and any consent to any departure by any party hereto from the terms of any provision of this Spectrum Agreement shall be effective only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Spectrum Agreement, no notice to or demand on any party hereto in any case shall entitle any party hereto to any other or further notice or demand in similar or other circumstances.

Section 7.04 Binding Effect; Assignment. This Spectrum Agreement shall be binding upon TerreStar Parent, TerreStar Networks and EchoStar, and their respective successors and permitted assigns. Except as expressly provided in this Spectrum Agreement, this Spectrum Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Spectrum Agreement and their respective successors and permitted assigns.

Section 7.05 Communications. All notices and demands provided for hereunder shall be in writing and shall be given by registered or certified mail, return receipt requested, telecopy, air courier guaranteeing overnight delivery or personal delivery to the following addresses:

(a)	If to EchoStar:

EchoStar Corporation

90 Inverness Circle E.

Englewood, Colorado 80112

Attn: General Counsel

Tel: (303) 723-1000

Fax: (303) 723-1699

with a copy to (such a copy not constituting notice hereunder):

Sullivan & Cromwell LLP

1870 Embarcadero Road

Palo Alto, CA 94303

Attn: Scott D. Miller

Tel: (650) 461-5600

Fax: (650) 461-5700

(b)	If to TerreStar Parent:

TerreStar Corporation

12010 Sunset Hills Road, 6th Floor

Reston, VA 20190

Attn: Jeffrey Epstein

Tel: (703) 483-7806

Fax: (703) 483-7973

with a copy (which shall not constitute notice) to:

Hogan & Hartson LLP

555 Thirteenth Street, NW

Washington, D.C. 20004

Attn: Steven Kaufman

Tel: (202) 637-5736

Fax: (212) 637-5910

(c)	If to TerreStar Networks:

TerreStar Networks Inc.

12010 Sunset Hills Road, 6th Floor

Reston, VA 20190

Attn: Jeffrey Epstein

Tel: (703) 483-7806

Fax: (703) 483-7973

with a copy (which shall not constitute notice) to:

Hogan & Hartson LLP

555 Thirteenth Street, NW

Washington, D.C. 20004

Attn: Steven Kaufman

Tel: (202) 637-5736

Fax: (212) 637-5910

or to such other address as parties may designate in writing. All notices and communications shall be deemed to have been duly given at the time delivered by hand, if personally delivered;

upon actual receipt if sent by certified mail, return receipt requested, or regular mail, if mailed; when receipt acknowledged, if sent via facsimile; and upon actual receipt when delivered to an air courier guaranteeing overnight delivery.

Section 7.06 Entire Agreement. This Agreement and the other agreements and documents referred to herein are intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those set forth or referred to herein or therein with respect to the rights granted by TerreStar Parent, TerreStar Networks and EchoStar or any of their Affiliates set forth herein or therein. This Agreement and the other agreements and documents referred to herein supersede all prior agreements and understandings between the parties with respect to such subject matter.

Section 7.07 Governing Law. This Spectrum Agreement shall be construed in accordance with and governed by the laws of the State of New York without regard to principles of conflicts of laws.

Section 7.08 Fees and Expenses. Notwithstanding anything to the contrary, TerreStar Parent shall bear (i) the expenses and legal fees incurred on its behalf or on behalf of TerreStar Networks with respect to this Spectrum Agreement and the Associated Documents and the transactions contemplated herein and therein and (ii) the expenses and legal fees incurred by EchoStar with respect to this Spectrum Agreement and the Associated Documents and the transactions contemplated herein and therein.

Section 7.09 Execution in Counterparts. This Spectrum Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Spectrum Agreement.

Section 7.10 Covenants Regarding EchoStar Spectrum.

(a) Preservation of Rights. EchoStar covenants and agrees that, from the date hereof until the termination of the Initial Lease (or until the Closing, if TerreStar elects either option set forth in Section 2.04), EchoStar and the JV shall take all commercially reasonable actions necessary to comply with and maintain the EchoStar Spectrum, and to otherwise preserve its rights to use the same. In particular, EchoStar will pay applicable taxes and regulatory fees relating to the EchoStar Spectrum in the ordinary course of its business, consistent with past practice; file required regulatory reports with the FCC; not attempt to or in fact sell, lease, license, pledge or otherwise dispose of or encumber or enter into any other agreements with respect to the EchoStar Spectrum.

(b) Common Carrier. EchoStar shall, upon request from TerreStar Parent, take or cause the JV to take all actions and make all filings with the FCC reasonably necessary to convert the EchoStar Spectrum to non-common carrier licenses prior to the filing by any party of an application for a consent or approval of the FCC required hereunder other than the approval for the de facto transfer lease.

Section 7.11 FCC Matters. The parties hereto shall (i) use their commercially reasonable efforts to provide all requisite filings and notifications to the FCC and other governmental or regulatory bodies requested or necessary in connection with the Spectrum Contribution, the Closing and the transactions contemplated by this Agreement; (ii) furnish to the other parties such information and assistance as such parties reasonably may request and as may be reasonably necessary in connection with the preparation or prosecution of any such filings and notifications; (iii) keep the other parties promptly apprised of any communications with, and inquiries or requests for information from, such governmental or regulatory bodies with respect to the transactions contemplated by this Agreement; (iv) keep the other parties apprised of the status of all applications filed with the FCC and all other governmental or regulatory bodies responsible for communications matters; (v) permit the other parties to review any material communication given by it to, and consult with the other parties in advance of any meeting or conference with, any such governmental or regulatory body; and (vi) use its commercially reasonable efforts to cause the conditions to Closing to be satisfied. In furtherance of the foregoing, EchoStar shall upon the reasonable request of TerreStar Parent, cooperate with TerreStar Parent to prepare such FCC applications as may be necessary or appropriate for submission to the FCC in anticipation of TerreStar Parent’s possible election of an Option Transaction in order to permit the completion of such Option Transaction to occur as promptly as practicable following TerreStar Parent’s election thereof. In such case, EchoStar and TerreStar Parent shall as promptly as practicable (and in no event later than fourteen (14) days following the date that TerreStar Parent makes such request) file with the FCC any applicable FCC applications or notices that EchoStar would be required to make in connection with the anticipated Option Transaction.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Spectrum Agreement on the date first set forth.

TERRESTAR CORPORATION

By:	/s/ Robert H. Brumley
Name:	Robert H. Brumley
Title:	President and Chief Executive Officer

ECHOSTAR CORPORATION

By:	/s/ Charles W. Ergen
Name:	Charles W. Ergen
Title:	Chief Executive Officer

Signature Page to EchoStar Spectrum Contribution Agreement

EXHIBIT A

DEFINED TERMS

“Associated Documents” means the JV Agreement, the Registration Rights Agreement and the Initial Lease.

“Closing” has the meaning specified in Section 6.01 of this Spectrum Agreement.

“Closing Date” has the meaning specified in Section 6.02(a) of this Spectrum Agreement.

“EchoStar Spectrum” has the meaning specified in the recitals to this Spectrum Agreement and, for the avoidance of doubt is comprised of the licenses, permits and authorizations held by Port L.L.C. and listed on Schedule 1 hereto, together with any renewals, extensions and modifications thereof, and together with all materials relating to such licenses, technical or engineering records and data, and all other records, correspondence with and documents pertaining to governmental authorities and third parties relating to such licenses.

“Harbinger Spectrum Contribution Agreement” has the meaning specified in the recitals to this Spectrum Agreement.

“Fair Market Value” means the product of (a) the weighted average closing price of the common stock of TerreStar Parent for the five trading days preceding the date of the execution of the JV Agreement and (b) 30,000,000.

“FCC” shall mean the United States Federal Communications Commission or any successor agency.

“FCC Consent” has the meaning specified in Section 6.02(f) of this Spectrum Agreement.

“Final Order” means an action taken or order issued by the FCC or by a Bureau or subdivision thereof that is in full force and effect, and as to which: (i) no request for stay of the action or order is pending, no such stay is in effect, and, if any deadline for filing any such request is designated by statute or regulation, it is passed, including any extensions thereof; (ii) no petition for reconsideration or review of the action or order, or protest of any kind, is pending and the time for filing any such petition or protest is passed; (iii) the action or order is not subject to reconsideration or review sua sponte and the time for such reconsideration or review has passed; and (iv) the action or order is not then under judicial review, there is no notice of appeal or other application for judicial review pending, and the deadline for filing such notice of appeal or other application for judicial review has passed, including any extensions thereof.

“Harbinger Master” has the meaning specified in the recitals to this Spectrum Agreement.

“Harbinger Special” has the meaning specified in the recitals to this Spectrum Agreement.

A-1

“Harbinger Funds” has the meaning specified in the recitals to this Spectrum Agreement.

“Harbinger Spectrum” has the meaning specified in the recitals to this Spectrum Agreement.

“Harbinger Spectrum Contribution Agreement” has the meaning specified in the recitals to this Spectrum Agreement.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended.

“Initial Lease” has the meaning specified in Section 2.03 of this Spectrum Agreement.

“JV” has the meaning specified in the recitals to this Spectrum Agreement.

“JV Agreement” has the meaning specified in Section 2.01 of this Spectrum Agreement.

“Liens” means any lien, pledge, charge, security interest, encumbrance, mortgage, reversionary interest, transfer restriction, right of first refusal, preemptive right, or other adverse claim, defect of title, limitation or restriction of any type or nature whatsoever.

“Master Investment Agreement” means the Master Investment Agreement, of even date herewith, by and among TerreStar Parent, TerreStar Networks, and EchoStar.

“Option Transactions” has the meaning specified in Section 2.04 of this Spectrum Agreement.

“Order” means any order, injunction, judgment, decision, decree, ruling, writ, assessment or arbitration award of any governmental or quasi-governmental body, whether administrative, executive, judicial, legislative or other, or any combination thereof, including without limitation any federal, state, territorial, county, local, municipal or other government or governmental or quasi-governmental agency, arbitrator, authority, board, body, branch, bureau, or comparable agency, commission, corporation, court, department, instrumentality, mediator, panel, system or other political unit or subdivision or other entity of any of the foregoing, whether domestic or foreign.

“Organizational Documents” means, with respect to any Person that is a corporation, its certificate or articles of incorporation and bylaws, with respect to any Person that is a partnership or limited partnership, its partnership agreement, and with respect to any Person that is a limited liability company, its limited liability company or operating agreement, in each case, or such other comparable instruments or governing documents, as applicable.

“Registration Rights Agreement” has the meaning specified in Section 3.01 of this Spectrum Agreement.

“Spectrum Agreement” has the meaning specified in the preamble to this Spectrum Agreement.

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“Spectrum Contribution” has the meaning specified in Section 2.01 of this Spectrum Agreement.

“Stockholder Approval” shall mean the approval of TerreStar Parent’s stockholders of the JV Agreement and the transactions contemplated thereby (including, without limitation, the issuance of shares of common stock of TerreStar Parent to EchoStar hereunder), all in accordance with the requirements of the TerreStar Parent’s Organizational Documents and the Delaware General Corporation Law.

“TerreStar Parent Shares” has the meaning specified in Section 2.04(b) of this Spectrum Agreement.

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